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EXHIBIT 21.1

AXS-ONE INC.
List of Subsidiaries

(as of March 1, 2003)

Computron Holdings, Inc. (incorporated in the State of Delaware)

          AXS-One Pty Ltd. (incorporated in Australia)

          AXS-One (Proprietary) Limited (incorporated in South Africa)

            Hospitality Warehouse (Proprietary) Ltd (incorporated in South Africa)

AXS-One Inc. (incorporated in Canada)

AXS-One Pte Ltd (incorporated in Singapore)

AXS-One Limited (incorporated in England and Wales)

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AXS-ONE INC. List of Subsidiaries